EXHIBIT 11



                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES
                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)

                                                               Year Ended December 31
                                                               ----------------------
                                                              1997      1996      1995
                                                              ----      ----      ----
Net Earnings                                                $41,644   $27,422   $23,040
                                                            =======   =======   =======

Weighted average shares:
         Common shares outstanding                           42,242    37,434    36,867

         Common equivalent shares issuable upon exercise
         of employee stock options (1)
                                                                942     1,069     1,155
                                                            -------   -------   -------
                  Total weighted average shares - diluted    43,184    38,503    38,022
                                                            =======   =======   =======


Basic earnings per share                                    $   .99   $   .73   $   .62
                                                            =======   =======   =======


Diluted earnings per share                                  $   .96   $   .71   $   .61
                                                            =======   =======   =======

Notes:

(1) Amount calculated using the treasury stock method and fair market values.

(2) All share amounts and earnings per share have been retroactively adjusted to reflect the 3-for-2 stock split payable on March 12, 1998 to shareholders of record at the close of business on March 2, 1998.